EXHIBIT 23.1

                       Consent of Independent Accountants




We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form S-4) of River Asset Sub, Inc. ("RAS") and River Distribution Sub, Inc. ("RDS") for the registration of (i) 7,100,000 shares of common stock of RDS, and 1,400,000 shares of 15% non-cumulative perpetual preferred stock of RDS, (ii) 7,100,000 shares of common stock of RAS and 1,400,000 shares of 15% non-cumulative perpetual preferred stock of RAS and to the inclusion of our report dated July 18, 1997 (and financial statements) in Annex B to the proxy statement/prospectus filed as part of the Registration Statement, with respect to the consolidated statements of financial condition of River Bank America as of June 30, 1997 and 1996 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1997.

                                                         /s/ Ernst & Young LLP

New York, New York
March 24, 1998



668870.2